As filed with the Securities and Exchange Commission on August 13, 2020

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

New York City REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-4380248
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, $0.01 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e),, check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

The common stock of New York City REIT, Inc. (the “Registrant”, the “Company”, “we”, “us” or “our”) was previously registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2015. In anticipation of the listing of the Registrant’s Class A Common Stock on the New York Stock Exchange (the “NYSE”), the Registrant effected a sequence of corporate actions as follows:

•	amended its charter to effect a 9.72-to-1 reverse stock split combining every 9.72 shares of the Registrant’s common stock, $0.01 par value per share, into one share of common stock, $0.0972 par value per share;

•	amended its charter to reduce the par value of the shares of common stock outstanding after the reverse stock split from $0.0972 per share to $0.01 per share and rename the common stock “Class A Common Stock;”

•	reclassified 9,750,000 authorized but unissued shares of Class A Common Stock (equal to approximately three times the number of shares of Class A common stock then issued and outstanding) into shares of Class B Common Stock, $0.01 par value per share; and

•	declared and paid a stock dividend of three shares of Class B Common Stock to every holder of record of Class A Common Stock.

In connection with the listing of the Registrant’s Class A Common Stock on the NYSE, the Registrant’s Class A Common Stock is hereby being registered pursuant to Section 12(b) of the Exchange Act.

General

Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 290,250,000 shares of Class A Common Stock, 9,750,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share. Prior to the listing of our Class A Common Stock on the NYSE, fractional shares of Class A Common Stock were redeemed for cash in an amount equal to the amount of fractional shares multiplied by our then-current estimated per-share net asset. Prior to converting into shares of Class A Common Stock, fractional shares of Class B Common Stock that would otherwise convert into fractional shares of Class A Common Stock will be redeemed for cash in an amount equal to the number of fractional shares multiplied by the trading price per share of Class A Common Stock determined at the time of conversion.

As of the date of this registration statement, we have 3,182,561 shares of Class A Common Stock and 9,567,694 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Our board of directors, with the approval of a majority of the entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Except as noted below under “— Listing”, shares of Class B Common Stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the shares of Class A Common Stock.

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of shares of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, exchange, sinking fund or redemption rights. Except as noted below under “— Listing”, there are no conversion rights with respect to the shares of our common stock. Holders of shares of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors, without stockholder approval, is authorized to approve the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:

•	distribution rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemptions; and

•	liquidation preferences.

Power to Reclassify Shares of Our Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock, into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law (the “MGCL”) and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock and the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”), we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);

•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Code Section 856(h), (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. These shares so transferred to a beneficial trust are referred to as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions that have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee. In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee. Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice stating the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

Listing

Our Class A Common Stock will be listed on the NYSE under the symbol “NYC” on August 18, 2020. We have one other class of outstanding stock, Class B Common Stock. The shares of Class B Common Stock will not be listed on the NYSE. Instead, one-third of the issued and outstanding shares of Class B Common Stock will automatically convert into shares of Class A Common Stock and be listed on the NYSE no later than 120 days (or the next business day) following the date Class A Common Stock is listed on the NYSE. Following this conversion, one-half of the issued and outstanding shares of Class B Common Stock will automatically convert into shares of Class A Common Stock and be listed on the NYSE no later than 240 days (or the next business day) following the date Class A Common Stock is listed on the NYSE. Following this conversion, all issued and outstanding shares of Class B Common Stock will automatically convert into shares of Class A Common Stock and be listed on the NYSE no later than 360 days (or the next business day) following the date Class A Common Stock is listed on the NYSE. If earlier than the conversion dates specified above, shares of Class B Common Stock will instead convert into shares of Class A Common Stock on the earlier of (i) the date and time when any rights to purchase the Company’s securities attached to shares of Class A Common Stock begin to trade separately from the shares of Class A Common Stock and become exercisable in accordance with the terms of any rights agreement to which the Company is then a party, or (ii) a date and time determined by the Company’s board of directors set forth in a Certificate of Notice filed with the SDAT.

Certain Provisions of the MGCL and our Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions may discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

We presently have four directors. This number may be increased or decreased from time to time pursuant to the bylaws, but may never be less than one or, unless our bylaws are amended, more than fifteen. Our board of directors is divided into three classes of directors serving staggered three-year terms. At each annual meeting, directors of one class are elected to serve until the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

We have elected in our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Any director may resign at any time by delivering his or her notice to the board of directors, the chairman of the board of directors, our chief executive officer or our secretary.

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office with or without cause by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Action by Stockholders

Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast.

However, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by our board of directors, the chairman of our board of directors, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Stockholder Liability

The MGCL provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, a consolidation, a share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination first approved by the board of directors. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations first approved by the board of directors. As a result, if first approved by the board of directors, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares:”

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;

•	one-third or more, but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by the MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on our board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected to classify our board of directors under Subtitle 8. We have also elected that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by our board of directors, the chairman of our board of directors, the president or the chief executive officer, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act. If the offeror does not comply with the provisions set forth above, such non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance. In addition, no stockholder may transfer any shares of stock held by such stockholder to a person making a non-compliant tender offer unless such stockholder has first offered such shares of stock to us at a price equal to the greater of (i) the non-compliant tender offer price and (ii) the following price, as applicable: (A) if we have an effective share repurchase program at the time of such non-compliant tender offer, the price at which such shares would be able to be repurchased pursuant to the share repurchase program, or (B) if we do not have an effective share repurchase program at the time of such non-compliant tender offer, a price equal to net asset value per share at such time as determined by our board of directors. The foregoing provisions will be of no force or effect with respect to any shares that are then listed or admitted to trading on any national securities exchange.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:

•	in accordance with the notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or

•	if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, not earlier than 150 days prior to the annual meeting or later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following our first public announcement of the date of such meeting.

Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

•	by or at the direction of our board of directors; or

•	if the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and

•	not later than 5:00 p.m., Eastern Time, on the later of either:

º	90 days prior to the special meeting; or

º	10 days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	our advisor and its affiliate from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service as our advisor.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as the term is defined in the MGCL, or any successor provision, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees of our company to us or to our stockholders, or (ii) any action against us or any of our directors or officers or other employees asserting a claim pursuant to any provision of the MGCL or our charter or our bylaws, or (c) any other action against us or any of our directors or officers or other employees asserting a claim governed by the internal affairs doctrine. None of these actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent in writing to that court.

Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Item 2.	Exhibits.

Because no other securities of the Registrant are registered on the NYSE, and the securities being registered by this Form 8-A are not being registered pursuant to Section 12(g) of the Exchange Act, no exhibits are required to be filed with this Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 13, 2020	NEW YORK CITY REIT, INC.

	By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer, President, and Secretary